Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
October 27, 2022

Southern Company reports third-quarter 2022 earnings

ATLANTA – Southern Company today reported third-quarter earnings of $1.5 billion, or $1.36 per share, in 2022 compared with $1.1 billion, or $1.04 per share, in 2021. For the nine months ended September 30, 2022, Southern Company reported earnings of $3.6 billion, or $3.38 per share, compared with $2.6 billion, or $2.46 per share, for the same period in 2021.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.4 billion, or $1.31 per share, during the third quarter of 2022, compared with $1.3 billion, or $1.23 per share, during the third quarter 2021. For the nine months ended September 30, 2022, excluding these items, Southern Company earned $3.6 billion, or $3.35 per share, compared with $3.2 billion, or $3.05 per share, for the same period in 2021.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income - Excluding Items (in millions)	2022	2021	2022	2021
Net Income - As Reported	$1,472	$1,101	$3,611	$2,608
Less:
Estimated Loss on Plants Under Construction	62	(271)	7	(779)
Tax Impact	(16)	69	(2)	198
Acquisition and Disposition Impacts	14	119	19	120
Tax Impact	—	(112)	(2)	(112)
Wholesale Gas Services	—	—	—	18
Tax Impact	—	1	—	(3)
Asset Impairments	—	(2)	—	(91)
Tax Impact	—	(7)	—	19
Net Income - Excluding Items	$1,412	$1,304	$3,589	$3,238
Average Shares Outstanding - (in millions)	1,082	1,061	1,070	1,060
Basic Earnings Per Share - Excluding Items	$1.31	$1.23	$3.35	$3.05

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the third quarter 2022, as compared with the same period in 2021, were higher revenues associated with increased usage, rates and pricing at the company’s regulated utilities, partially offset by higher non-fuel operations and maintenance costs, reflecting a rising cost environment and the company’s long-term commitment to reliability and resilience, along with higher interest expense.

Third-quarter 2022 operating revenues were $8.4 billion, compared with $6.2 billion for the third quarter of 2021, an increase of 34.3 percent. For the nine months ended September 30, 2022, operating revenues were $22.2 billion, compared with $17.3 billion for the corresponding period in 2021, an increase of 28.2 percent. These increases were primarily due to higher fuel costs.

“Our premier, state-regulated electric and gas utilities continued to perform well during the third quarter,” commented Chairman, President and CEO, Thomas A. Fanning. “The economies within our service territories remain strong, and customer growth outpaced our expectations.”

Added Fanning, “At Plant Vogtle Unit 3, we successfully completed initial fuel load with the safe transfer of all 157 fuel assemblies from the spent fuel pool to the reactor core. This historic milestone marks the completion of another critical step toward start-up and commercial operation of Unit 3.”

Southern Company’s third-quarter earnings slides with supplemental financial information, including earnings guidance, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

###